UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of ModusLink Global Solutions, Inc. (the “Company”) was held pursuant to notice at The Terranea Resort Hotel, 100 Terranea Way, Rancho Palos Verdes, California, on December 10, 2015. The final voting results for each of the proposals submitted to a vote of the stockholders of the Company at the Annual Meeting are set forth below.

Proposal 1 – Election of Class I directors. Warren G. Lichtenstein and Glen M. Kassan have each been elected to hold office until the 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified, as a result of the following votes:

Name	Votes For	Votes Withheld	Broker Non-Votes

Warren G. Lichtenstein	20,201,555	5,439,730	20,071,333

Glen M. Kassan	21,502,389	4,138,896	20,071,333

Proposal 2 – To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors. The Company’s Restated Certificate of Incorporation provides that any amendment to Article Seventh may only be approved by the affirmative vote of seventy-five percent (75%) of the Company’s outstanding voting stock. As the “votes for” constituted 44.74% of the Company’s outstanding voting stock entitled to notice of and to vote at the Annual Meeting, the proposal did not meet the required threshold. This marks the third consecutive year that the Company has included this proposal in the submission to stockholders and the third year that the proposal was not approved. Proposal 2 was not approved as a result of the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes

23,389,632	2,218,925	32,728	20,071,333

Proposal 3 – To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Proposal 3 was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes

21,377,980	3,839,658	423,647	20,071,333

Proposal 4 – To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year. Proposal 4 was approved as a result of the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes

43,268,275	2,337,373	106,970	N/A

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: December 16, 2015	By:	/s/ Alan R. Cormier
	Name:	Alan R. Cormier
	Title:	Senior Vice President and General Counsel